Exhibit 10.2

BOARD MEMBER AGREEMENT

This Board Member Engagement and Compensation Agreement (“Agreement”) is made and entered into as June 30th, 2017(“Effective Date”) between Blackpoll Fleet International, Inc. (the “Company”) and Mr. Dan Oran (the “Director”).

1.	Background. The Company’s Board of Directors has appointed this Director to perform the services of a director, as set forth in Company documents and as expanded if/when the Company’s Board roles evolve. In furtherance thereof, the Company and the Director desire to enter into this Agreement.

2.	Term. This Agreement shall commence on the Effective Date and remain in effect until termination of this Agreement in accordance with the termination provisions cited in Section 5 of this Agreement.

3.	Actions. It is anticipated that the Director will participate in quarterly Board of Directors meetings,provide input, advice and direction and be available to assist efforts to grow the business on a daily basis.

4.	Consideration. As full consideration, the Company shall compensate Director $ 7,500 per month at the completionof the month ofservice. In addition to the compensation described above (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) or such compensation cannot be paid because of conflicts with applicable laws:

A.	In the event Director directly arranges or directly provides funding for Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the net proceeds of such funding.

B.	In the event Director directly arranges for an acquisition of or by the Company or an affiliate of the Company, Director shall be entitled to compensation of 5% of the acquisition.

C.	In the event Director generates business for Company, then, on any sales resultingtherefrom, Director shall be entitledto commission equal to 10% of the net proceeds received by Company therefrom on a continuing basis payable in cash from Revenues directlyarranged byDirector.

5.	Company’s Proprietary Rights and Non-Disclosure of Confidential Information

A.	Obligation. The Director will hold the Company’s Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information, except as permitted by this Agreement, unless expressly authorized to act otherwise in writing by an officer of the Company or as otherwise required by law or valid and binding judicial order. The Director’s obligations under this Section shall survive any termination of this Agreement. In addition, the Director recognizes that he/she will be exposed to, have access to and be engaged in the development of information (including tangible and intangible manifestations) regarding the patents, copyrights, trademarks, and Confidential Information of the Company. The Director acknowledges and agrees that all this information, whether presently existing or developed in the future, which is not the subject of a patent, patent application, copyright, trademark or trade secret either owned by the Director or in the public domain prior to the Effective Date, is the sole property of the Company and its assigns.

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B.	Confidential Information. “Confidential Information” means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, “Confidential Information” includes (a) information relating to the Company’s technology, including inventions, ideas, processes, formulas, data, know-how, experimental results and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of the Company’s employees. However, “Confidential Information” does not include information that is (as demonstrated by written evidence):

1.	already known to the Director at the time of the disclosure;

2.	publicly available or becomes publicly available through no breach of the Director or any party under the Director’s dominion and control;

3.	independently developed by the Director; or

4.	Rightfully first received by the Director from a third party other than the Company.

C.	No Conflicting Obligations. The Director represents and warrants that the Director’s performance of this Agreement and his/her service as a director of the Company do not and will not breach or conflict with any agreement to which the Director is or becomes a party.

D.	Third-Party Confidential Information. The Director understands that the Company has received and in the future, will receive from third parties information that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, the Director will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing (other than an officer who is also a principal of the Director).

6.	Termination. Any decision by the Company and/or its Board of Directors to request termination of the Agreement will be made according to policies and procedures in place at the time of the Agreement’s signing, or as produced by the Company and its Board of Directors in the future. This Agreement shall terminate automatically on the date the Director documents his/her resignation as a director of the Company.

7.	Independent Contractor. The Director is hereby engaged as an independent contractor and not as an employee of the Company. In addition, the Director is providing the services under this Agreement solely at his/her own direction and under his/her own supervision. Nothing herein shall be construed as creating an employer/employee relationship between the Company and the Director or placing the parties in a partnership or joint venture relationship. The Director will not be eligible for any employee benefits, cash bonuses or other commissions. The Director will solely maintain the obligation to pay any and all taxes connected with compensation paid hereunder.

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8.	General.

A.	Notices. Any notice required or permitted to be given to one party by the other party pursuant to this Agreement shall be in writing and shall be sent by machine-confirmed methods or personally delivered or sent by United States mail, certified or registered, return receipt requested, first class postage and charges prepaid, addressed to the parties as set forth below, or at such other address as shall be designated in writing as specified above by either party. Notices sent or delivered in person shall be effective on the date of delivery. Notices sent by United States mail shall be effective on the third business day following its posting.

The Director:
8411 West Oakland Park Blvd. Suite 201 Fort Lauderdale, FL 33351

The Company:
8411 West Oakland Park Blvd. Suite 201 Fort Lauderdale, FL 33351

B.	Assignment of Rights and Delegation of Duties. All rights and duties of the Company under this Agreement shall extend to its successors and assignees.

C.	Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

D.	Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any previous or subsequent breach of the same or any other provision by the other party.

E.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

F.	Governing Law. This Agreement is governed in accordance with the laws (other than choice-of-laws principles) of the State of FL.

G.	Miscellaneous. The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by either party without the other party’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules or a valid court order.

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H.	Counterparts.This Agreement or any subsequent amendment or modification hereto may be executed by facsimile and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original. Each party shall accept any such signed and forwarded counterpart as full execution of this Agreement or any subsequent amendment or modification thereto.

I.	Pronouns. The pronouns used herein shall include, where appropriate, either gender or both, singular and plural.

J.	Authority. The person(s) executing this Agreement hereby represent and warrant that each respectively has the authority to execute this Agreement on behalf of the party for which he/she is executing.

K.	Descriptive Headings. The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Director: Dan Oran

Signature:

Company: Blackpoll Fleet International, Inc.

Signature:

Name: Dan Oran

Title: President/CEO

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